Exhibit No. 99.1

Kimberly-Clark Announces Executive Leadership Changes

DALLAS, April 14, 2021 – Kimberly-Clark Corporation (NYSE: KMB) today announced executive leadership changes in support of its global business strategy.

Russ Torres, president of Kimberly-Clark Professional (KCP), has been named Group President of Kimberly-Clark North America. In his new role, Torres will lead Kimberly-Clark's North American consumer business, maker of many of the industry’s most iconic brands, including Huggies, Kleenex, Cottonelle, and Depend. Torres will succeed Kim Underhill who is departing after 33 years with the company.

A successor to Torres at Kimberly-Clark Professional will be named in the near future. Torres will continue to report to Mike Hsu, Kimberly-Clark Chairman and CEO.

“We’re proud to have a deep bench of talented leaders to drive our global business," said Hsu. "Russ is a decisive leader with deep industry experience and a strong set of capabilities. His ability to rally teams around a common vision will drive results for our largest business unit.”

Torres joined Kimberly-Clark in 2020 with more than 20 years of deep experience within the consumer products goods industry, spanning a number of key senior leadership roles at Bain & Company, Mondelez International/Kraft Foods, and Newell Brands. Torres holds an MBA from Northwestern University, and a bachelor’s degree from Dartmouth College.

Kim Underhill, who rose through the ranks of Kimberly-Clark, began her career in 1988 as a process engineer and led several of the company’s most strategic businesses, including the UK, Western Europe, Kimberly-Clark Professional, and the North American consumer business.

“Kim is an outstanding leader who embodied the Kimberly-Clark culture. Her career was built on trust, teamwork, and a drive for results,” continued Hsu, “The care she exhibited for our consumers, community, and most of all, our people will be long admired, and we are grateful for the example she set for the past 33 years.”

About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold the No. 1 or No. 2 share position in 80 countries. We use sustainable practices that support a healthy planet, build stronger communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.

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MEDIA CONTACT: Terry Balluck, Kimberly-Clark Corporation, media.relations@kcc.com